Exhibit 99.1

Travelport Worldwide Limited Reports Second Quarter and Half Year 2017 Results

FIRST HALF PERFORMANCE IN LINE WITH EXPECTATIONS

LANGLEY, U.K., August 3, 2017 — Travelport Worldwide Limited (NYSE: TVPT) announced today its financial results for the second quarter and half year ended June 30, 2017.

Highlights (for the second quarter unless stated otherwise)

•	Net revenue increased 1% to $612 million
•	Travel Commerce Platform revenue increased 2% to $584 million
•	Beyond Air revenue increased 8% to $160 million, with eNett revenue up 16% to $44 million driven by strong share of business gains from customers in Asia Pacific
•	Completed sale in April 2017 of 51% ownership interest in IGT Solutions Private Ltd. (IGTS)
•	Net income of $34 million; Adjusted EBITDA increased 6% to $147 million
•	Net cash provided by operating activities increased 9% to $84 million; Free Cash Flow increased 11% to $60 million
•	Post period-end completed successful repricing of term loans, reducing interest rate by 50 basis points
•	Full year 2017 net revenue and earnings guidance unchanged; raising Free Cash Flow guidance

Gordon Wilson, President and CEO of Travelport, commented:

“We delivered a solid quarter, with top line growth reflecting pressure in certain regional travel markets, the sale of IGTS and the impact of the timing of Easter. Our overall results for the first half of the year were in line with our expectations and our Travel Commerce Platform continues to gain growth momentum, especially in the European and Asian online sectors where we are increasing our share. I am also delighted to confirm that, post period-end, we concluded the renewal of our full content agreement with Delta Air Lines on a long-term basis.

In Beyond Air, we are seeing good progress in hotel and car bookings, and have launched several new digital innovations for our airline and agency partners that bolster our position as the industry leader for mobile travel commerce. Our commercial payments business, eNett, also continues to make excellent progress with both existing customers and new business development. The second half has started well across the group, and we remain on track to deliver our growth targets for the year.”

Summary

	Three months ended June 30,			Six months ended June 30,
(in $ thousands, except per share amounts)	2017	2016	Change	2017	2016	Change
Net revenue	612,107	605,905	1%	1,262,870	1,215,168	4%
Operating income	73,850	37,760	96%	172,720	117,628	47%
Net income (loss)	34,366	(14,429)	*	90,229	2,752	*
Income (loss) per share – diluted	$0.28	$(0.12)	*	$0.72	$0.01	*
Adjusted EBITDA	147,006	139,013	6%	315,559	293,153	8%
Adjusted Operating Income	84,832	82,796	2%	192,073	179,260	7%
Adjusted Net Income	50,006	34,287	46%	114,363	85,242	34%
Adjusted Income per Share – diluted	$0.40	$0.28	43%	$0.91	$0.69	32%
Net cash provided by operating activities	83,585	76,728	9%	178,607	102,932	74%
Free Cash Flow	60,365	54,264	11%	131,778	57,947	127%
Cash dividend per share	$0.075	$0.075	—	$0.15	$0.15	—

* Percentage calculated not meaningful

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted Income (Loss) per Share - diluted, Capital Expenditures, Net Debt and Free Cash Flow. Please refer to pages 10 to 13 of this press release for additional information, including reconciliations of such non-GAAP financial measures.

Discussion of Results for the Second Quarter of 2017

Unless otherwise stated, all comparisons are for the second quarter of 2017 compared to the second quarter of 2016.

Net Revenue

Net revenue is comprised of:

	Three Months Ended June 30,			Six Months Ended June 30,
(in $ thousands)	2017	2016	% Change	2017	2016	% Change
Air	$423,654	$425,861	(1)	$898,129	$869,745	3
Beyond Air	160,107	148,197	8	307,692	283,199	9
Travel Commerce Platform	583,761	574,058	2	1,205,821	1,152,944	5
Technology Services	28,346	31,847	(11)	57,049	62,224	(8)
Net Revenue	$612,107	$605,905	1	$1,262,870	$1,215,168	4

Net revenue increased by $6 million, or 1%, to $612 million primarily due to growth in Travel Commerce Platform revenue of $10 million, or 2%. Within Travel Commerce Platform revenue, Air revenue decreased by $2 million, or 1%. Beyond Air revenue increased by $12 million, or 8%. Within Beyond Air, net revenue for eNett increased by 16% to $44 million primarily due to an increase in the volume of payments settled with existing customers and new customer wins. Technology Services revenue decreased by $4 million, or 11%, primarily due to the sale of IGTS.

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended June 30,			Six Months Ended June 30,
(in $ thousands)	2017	2016	% Change	2017	2016	% Change
Asia Pacific	$141,725	$130,526	9	$292,740	$259,021	13
Europe	180,594	182,710	(1)	383,010	377,557	1
Latin America and Canada	27,574	28,245	(2)	56,356	56,281	—
Middle East and Africa	77,912	77,346	1	161,465	150,796	7
International	427,805	418,827	2	893,571	843,655	6
United States	155,956	155,231	—	312,250	309,289	1
Travel Commerce Platform	$583,761	$574,058	2	$1,205,821	$1,152,944	5

The table below sets forth Travel Commerce Platform Reported Segments and global RevPas by region:

	Segments (in thousands)
	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
Asia Pacific	17,697	17,009	4	36,905	33,998	9
Europe	19,864	20,561	(3)	43,361	43,694	(1)
Latin America and Canada	4,530	4,524	—	9,156	9,074	1
Middle East and Africa	9,441	9,912	(5)	18,917	19,633	(4)
International	51,532	52,006	(1)	108,339	106,399	2
United States	34,849	34,801	—	71,239	70,381	1
Travel Commerce Platform Reported Segments	86,381	86,807	—	179,578	176,780	2

	RevPas (in $)
	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
International	$8.30	$8.05	3	$8.25	$7.93	4
United States	$4.48	$4.46	—	$4.38	$4.39	—
Travel Commerce Platform RevPas	$6.76	$6.61	2	$6.71	$6.52	3

Reported Segments remained stable. Travel Commerce Platform RevPas increased 2% to $6.76, driving a $13 million increase in Travel Commerce Platform revenue. International RevPas increased 3% to $8.30, and United States RevPas remained stable.

International Travel Commerce Platform revenue increased by $9 million, with Asia Pacific contributing primarily to this increase due to a 4% increase in both Reported Segments and RevPas.

Operating Income

Operating income increased by $36 million to $74 million mainly due to the following:

•	$6 million growth in net revenue
•	$7 million decrease within cost of revenue primarily due to a 3% decline in travel distribution cost per segment, including the positive impact of an $11 million allowance for a prepaid incentive related to a long-term contract recorded in 2016 and a $4 million decrease in technology costs due to the sale of IGTS, offset by incremental commission costs due to mix and pricing and incremental costs from our payment solutions business
•	$24 million decrease in selling, general and administrative expenses (“SG&A”) primarily due to the favorable impact of foreign currency exchange rate movement

Net Income

Net income increased by $49 million from a net loss of $14 million in 2016 to a net income of $34 million in 2017 mainly due to the following:

•	$36 million increase in operating income
•	$12 million decrease in interest expense, net, due to lower interest rates, a lower outstanding debt balance and the favorable impact of fair value changes on interest rate swap derivative contracts
•	$3 million loss on early extinguishment of debt recognized in 2016 as a result of our debt repricing, offset by:
•	$3 million increase in provision for income taxes

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased by $7 million to $84 million, primarily due to an increase in operating income, improved working capital and lower interest payments in 2017.

Adjusted EBITDA

Adjusted EBITDA increased by $8 million, or 6%, to $147 million mainly due to the following:

•	$6 million growth in net revenue
•	$7 million decrease within cost of revenue; offset by:
•	$6 million increase in SG&A (excluding a $30 million net decrease related to non-core corporate costs that are excluded from net income to determine Adjusted EBITDA) primarily due to an increase in workforce expense

Adjusted Net Income

Adjusted Net Income increased by $16 million to $50 million due to the following:

•	$49 million increase in net income, offset by:
•	$24 million decrease in adjustments, net of tax, for non-core corporate costs within SG&A, as discussed above
•	$9 million decrease in amortization of acquired intangible assets, decrease in unrealized loss on interest rate derivative contracts and loss on early extinguishment of debt recognized in 2016 as a result of our debt repricing, which are excluded to determine Adjusted Net Income

Free Cash Flow

Free Cash Flow increased by $6 million to a cash inflow of $60 million, primarily due to an increase in net cash provided by operating activities.

Net Debt

Net Debt decreased from $2,205 million as of December 31, 2016 to $2,114 million as of June 30, 2017 and is comprised of $2,330 million in total debt less $217 million in cash and cash equivalents. The decrease in total debt of $14 million and increase of $77 million in the cash and cash equivalents balance as of June 30, 2017 compared to December 31, 2016 resulted in a decrease of $91 million in the Net Debt balance.

Full Year 2017 Financial Guidance

The following forward-looking statements, as well as those made elsewhere within this press release, reflect expectations as of August 3, 2017. We assume no obligation to update these statements. Results may be materially different and are affected by many factors detailed in this release and in Travelport’s quarterly and annual Securities and Exchange Commission (“SEC”) filings and/or furnishings, which are available on the SEC’s website at www.sec.gov.

Our guidance for full year 2017 net revenue is unchanged, as detailed below. Furthermore, we continue to anticipate that our commercial payments business, eNett, will grow net revenue by at least 20% in 2017. This is subject to exchange rate movements given that eNett’s net revenue is largely denominated in currencies other than the U.S. dollar.

We continue to anticipate Adjusted EBITDA, Adjusted Net Income and Adjusted Income per Share (diluted) to be towards the higher end of our guidance ranges.

We now anticipate Free Cash Flow to be higher than the previously guided range, principally due to the phasing of capital and other expenditure.

FY 2017 Guidance
(in $ millions, except per share amounts)	Revised	Growth	Previous
Net revenue	$2,425 - $2,475	3% - 5%	Unchanged
Adjusted EBITDA (1)	$585 - $595	2% - 4%	Unchanged
Adjusted Net Income (1)	$165 - $175	7% - 13%	Unchanged
Adjusted Income per Share – diluted (2)	$1.29 - $1.37	5% - 12%	Unchanged
Free Cash Flow (3)	$190 - $210	(1)% - 10%	$165 - $185

(1)	Adjusted EBITDA guidance consists of Adjusted Net Income guidance excluding expected depreciation and amortization of property and equipment and expected amortization of customer loyalty payments of $240 million to $250 million, expected interest expense, net (excluding the impact of unrealized gain (loss) on interest rate derivative instruments) of $120 million to $125 million and expected related income taxes of $50 million to $55 million. Adjusted Net Income guidance excludes the expected impact of amortization of intangible assets of approximately $40 million, expected equity-based compensation and related taxes and corporate and restructuring costs of $55 million to $65 million and expected income tax benefit related to these adjustments of approximately $5 million. We are unable to reconcile Adjusted EBITDA and Adjusted Net Income to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items such as loss on early extinguishment of debt, impairment of long-lived assets, unrealized gains or losses on foreign currency and interest rate derivative instruments, and the related tax impact of these adjustments.
(2)	Adjusted Income per Share - diluted guidance consists of Adjusted Net Income divided by our expected weighted average number of dilutive common shares for 2017 of approximately 127.5 million.
(3)	Free Cash Flow guidance reflects expected net cash provided by operating activities for 2017 of $300 million to $330 million less cash additions to property and equipment of $110 million to $120 million.

This guidance assumes spot foreign exchange rates as of July 27, 2017, together with the impact of foreign exchange rate hedges undertaken during 2016 as part of our rolling hedging program.

Impact of Foreign Exchange Movements

Our results of operations are reported in U.S. dollars. With approximately 91% of our net revenue denominated in U.S. dollars in the second quarter of 2017, exchange rate movements in this currency have a low impact on our net revenue. Of our costs and expenses in the second quarter of 2017, excluding depreciation on property and equipment, amortization of customer loyalty payments, amortization of acquired intangible assets and non-core corporate costs, approximately 65% were denominated in U.S. dollars.

We employ foreign exchange forward contracts to hedge our exposure to changes in foreign exchange rates, particularly against the British pound, the Euro and the Australian dollar, which are the main non-U.S. dollar components of our costs and expenses. The year over year impact of foreign exchange movements had a positive impact to Adjusted EBITDA for the second quarter of 2017.

Dividend

On August 2, 2017, Travelport’s Board of Directors declared a cash dividend of $0.075 per common share for the second quarter of 2017. The dividend will be payable on September 21, 2017 to shareholders on record as at market close on September 7, 2017.

Conference Call

The Company’s second quarter 2017 earnings conference call will be held later today (on August 3, 2017) beginning at 8:30 a.m. (Eastern Time).

A live audiocast of the presentation and accompanying slides will be available via the Investor Center section of Travelport’s website at ir.travelport.com. Please visit the site or click the following link to pre-register: https://www.webcaster4.com/Webcast/Page/1138/21669.

A replay of the audiocast will be available on the Investor Center section of Travelport’s website shortly after the end of the earnings call, where it will remain for one year thereafter.

Contacts

For further information, please contact:

Investors:

Majid Nazir

Vice President, Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Media:

Julian Eccles

Vice President, PR and Corporate Communications
Tel: +44 (0)7720 409 374
julian.eccles@travelport.com

About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment, mobile and other solutions for the global travel and tourism industry.  With a presence in approximately 180 countries, approximately 4,000 employees, our 2016 net revenue was over $2.3 billion.

Travelport is comprised of:

-	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel marketplace. Travelport has a leadership position in airline merchandising, hotel content and rate distribution, mobile travel commerce and a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

-	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, U.K. The Company is listed on the New York Stock Exchange and trades under the symbol “TVPT”.

Forward-Looking Statements

Certain statements in this press release, including outlook and financial guidance, constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the Eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of our information technology and intellectual property; the impact on travel provider capacity and inventory resulting from consolidation of the airline industry; the impact our outstanding indebtedness may have on the way we operate our business; our ability to achieve expected cost savings from our efforts to improve operational and technology efficiency, including through our consolidation of multiple technology vendors and locations and the centralization of activities; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as payment solutions and mobile commerce; and the impact on business conditions worldwide as a result of political decisions, including the United Kingdom’s decision to leave the European Union. These and other potential risks and uncertainties that could cause actual results to differ are more fully detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 21, 2017, and our Quarterly Report on Form 10-Q filed with the SEC on May 9, 2017, and available on the SEC’s website at www.sec.gov.

Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in $ thousands, except share data)	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
Net revenue	$612,107	$605,905	$1,262,870	$1,215,168

Costs and expenses
Cost of revenue	369,708	376,605	756,545	739,282
Selling, general and administrative	114,901	139,294	227,048	253,771
Depreciation and amortization	53,648	52,246	106,557	104,487

Total costs and expenses	538,257	568,145	1,090,150	1,097,540

Operating income	73,850	37,760	172,720	117,628
Interest expense, net	(32,943)	(45,113)	(63,218)	(100,008)
Gain on sale of a subsidiary	1,217	—	1,217	—
Loss on early extinguishment of debt	—	(2,671)	—	(2,671)

Income (loss) before income taxes	42,124	(10,024)	110,719	14,949
Provision for income taxes	(7,758)	(4,405)	(20,490)	(12,197)

Net income (loss)	34,366	(14,429)	90,229	2,752
Net loss (income) attributable to non-controlling interest in subsidiaries	561	(402)	804	(998)
Net income (loss) attributable to the Company	$34,927	$(14,831)	$91,033	$1,754

Income (loss) per share – Basic:
Income (loss) per share	$0.28	$(0.12)	$0.73	$0.01
Weighted average common shares outstanding - Basic	124,357,929	123,825,030	124,219,917	123,771,642

Income (loss) per share – Diluted:
Income (loss) per share	$0.28	$(0.12)	$0.72	$0.01
Weighted average common shares outstanding - Diluted	125,756,484	123,825,030	125,634,628	123,912,681

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED BALANCE SHEETS

(unaudited)

(in $ thousands, except share data)	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$216,513	$139,938
Accounts receivable (net of allowances for doubtful accounts of $14,653 and $13,430)	254,247	218,224
Other current assets	99,122	84,089
Total current assets	569,882	442,251
Property and equipment, net	404,724	431,046
Goodwill	1,085,990	1,079,951
Trademarks and tradenames	313,097	313,097
Other intangible assets, net	493,956	511,607
Deferred income taxes	9,111	9,213
Other non-current assets	51,914	46,764
Total assets	$2,928,674	$2,833,929
Liabilities and equity
Current liabilities:
Accounts payable	$56,214	$59,219
Accrued expenses and other current liabilities	502,528	478,560
Current portion of long-term debt	63,194	63,558
Total current liabilities	621,936	601,337
Long-term debt	2,267,019	2,281,210
Deferred income taxes	59,573	59,381
Other non-current liabilities	226,630	227,783
Total liabilities	3,175,158	3,169,711
Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of June 30, 2017 and December 31, 2016)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 125,462,152 shares and 124,941,233 shares issued; 124,404,978 shares and 124,032,361 shares outstanding as of June 30, 2017 and December 31, 2016, respectively)	313	312
Additional paid in capital	2,702,368	2,708,836
Treasury shares, at cost (1,057,174 shares and 908,872 shares as of June 30, 2017 and December 31, 2016, respectively)	(15,910)	(14,166)
Accumulated deficit	(2,773,805)	(2,864,838)
Accumulated other comprehensive loss	(168,569)	(190,072)
Total shareholders’ equity (deficit)	(255,603)	(359,928)
Equity attributable to non-controlling interest in subsidiaries	9,119	24,146
Total equity (deficit)	(246,484)	(335,782)
Total liabilities and equity	$2,928,674	$2,833,929

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

(in $ thousands)	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
Operating activities
Net income	$90,229	$2,752
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	106,557	104,487
Amortization of customer loyalty payments	37,452	34,261
Allowance for prepaid incentives	—	10,684
Impairment of long-lived assets	685	4,087
Amortization of debt finance costs and debt discount	5,369	5,126
Gain on sale of a subsidiary	(1,217)	—
Loss on early extinguishment of debt	—	2,671
(Gain) loss on foreign exchange derivative instruments	(20,920)	2,451
Loss on interest rate derivative instruments	3,001	21,862
Equity-based compensation	15,522	16,222
Deferred income taxes	203	827
Customer loyalty payments	(35,385)	(43,922)
Pension liability contribution	(1,202)	(1,837)
Changes in assets and liabilities:
Accounts receivable	(41,349)	(37,454)
Other current assets	3,346	(19,072)
Accounts payable, accrued expenses and other current liabilities	11,479	3,896
Other	4,837	(4,109)
Net cash provided by operating activities	178,607	102,932
Investing activities
Property and equipment additions	(46,829)	(44,985)
Sale of subsidiary, net of cash disposed	(3,433)	—
Business acquired, net of cash	—	(15,009)
Net cash used in investing activities	(50,262)	(59,994)
Financing activities
Proceeds from term loans	—	143,291
Repayment of term loans	(11,875)	(155,166)
Repayment of capital lease obligations and other indebtedness	(19,490)	(23,542)
Proceeds from revolver borrowings	—	10,000
Repayment of revolver borrowings	—	(10,000)
Debt finance cost and lender fees	—	(7,791)
Dividend to shareholders	(18,857)	(18,565)
Purchase of non-controlling interest in a subsidiary	(1,063)	(7,820)
Proceeds from share issuance under employee share purchase plan and stock options	1,116	—
Treasury share purchase related to vesting of equity awards	(2,383)	(1,004)
Net cash used in financing activities	(52,552)	(70,597)
Effect of changes in exchange rate on cash and cash equivalents	782	(245)
Net increase (decrease) in cash and cash equivalents	76,575	(27,904)
Cash and cash equivalents at beginning of period	139,938	154,841
Cash and cash equivalents at end of period	$216,513	$126,937
Supplemental disclosures of cash flow information
Interest payments, net of capitalized interest	$56,447	$86,854
Income tax payments, net of refunds	14,457	8,573
Non-cash capital lease additions	12,174	7,969

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of Net Income (Loss) to Adjusted Net Income, Adjusted Operating Income and Adjusted EBITDA	Three Months Ended June 30,		Six Months Ended June 30,
(in $ thousands)	2017	2016	2017	2016
Net income (loss)	$34,366	$(14,429)	$90,229	$2,752
Adjustments:
Amortization of intangible assets	10,131	13,716	20,523	24,855
Gain on sale of a subsidiary	(1,217)	—	(1,217)	—
Loss on early extinguishment of debt	—	2,671	—	2,671
Equity-based compensation and related taxes	7,893	6,823	15,679	15,924
Corporate and restructuring costs	5,024	6,870	10,680	14,279
Impairment of long-lived assets	—	3,626	685	4,087
Other – non cash (*)	(8,839)	19,407	(25,213)	24,349
Tax impact of adjustments	2,648	(4,397)	2,997	(3,675)
Adjusted Net Income	50,006	34,287	114,363	85,242
Adjustments:
Interest expense, net	29,716	39,707	60,217	78,146
Remaining provision for income taxes	5,110	8,802	17,493	15,872
Adjusted Operating Income	84,832	82,796	192,073	179,260
Adjustments:
Depreciation and amortization of property and equipment	43,517	38,530	86,034	79,632
Amortization of customer loyalty payments	18,657	17,687	37,452	34,261
Adjusted EBITDA	$147,006	$139,013	$315,559	$293,153

(*)	Other— non cash includes (i) unrealized (gains) losses on foreign currency derivative contracts of $(12) million and $13 million for the three months ended June 30, 2017 and 2016, respectively, and $(20) million and $3 million for the six months ended June 30, 2017 and 2016, respectively, (ii) unrealized losses on interest rate derivative contracts of $3 million and $6 million for the three months ended June 30, 2017 and 2016, respectively, and $3 million and $22 million for the six months ended June 30, 2017 and 2016, respectively, (iii) $8 million related to revenue deferred in previous years for the six months ended June 30, 2017 and (iv) other gains of $1 million for the six months ended June 30, 2017.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow	Three Months Ended June 30,		Six Months Ended June 30,
(in $ thousands)	2017	2016	2017	2016
Net cash provided by operating activities	$83,585	$76,728	$178,607	$102,932
Less: capital expenditures on property and equipment additions	(23,220)	(22,464)	(46,829)	(44,985)
Free Cash Flow	$60,365	$54,264	$131,778	$57,947

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES AND OPERATING STATISTICS

(unaudited)

Reconciliation of Net Debt (in $ thousands)	June 30, 2017	December 31, 2016
Current portion of long-term debt	$63,194	$63,558
Non-current portion of long-term debt	2,267,019	2,281,210
Total debt	2,330,213	2,344,768
Less: Cash and cash equivalents	(216,513)	(139,938)
Net Debt	$2,113,700	$2,204,830

Reconciliation of Income (Loss) per Share – Diluted to Adjusted Income per Share – Diluted	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Income (loss) per share - diluted	$0.28	$(0.12)	$0.72	$0.01
Per share adjustments to net income (loss) to determine Adjusted Income per Share - diluted	0.12	0.40	0.19	0.68
Adjusted Income per Share - diluted	$0.40	$0.28	$0.91	$0.69

Reconciliation of Capital Expenditures	Three Months Ended June 30,		Six Months Ended June 30,
(in $ thousands)	2017	2016	2017	2016
Property and equipment additions	$23,220	$22,464	$46,829	$44,985
Repayment of capital lease obligations and other indebtedness	9,979	11,463	19,490	23,542
Capital Expenditures	$33,199	$33,927	$66,319	$68,527

Other Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, except where specified)	2017	2016	% Change	2017	2016	% Change
Transaction value processed on the Travel Commerce Platform	$21,080,389	$20,787,921	1	$41,634,126	$40,921,186	2
Percent of Air segment revenue from away bookings	67%	66%	1	67%	67%	—
Hotel room nights sold	17,494	17,423	—	33,744	33,096	2
Car rental days sold	28,721	24,236	19	50,963	46,163	10
Hospitality segments per 100 airline tickets issued	49	48	1	45	46	(2)

TRAVELPORT WORLDWIDE LIMITED

DEFINITIONS

(unaudited)

Definitions

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest expense, net (excluding unrealized gains (losses) on interest rate derivative instruments), and related income taxes.

Adjusted Income (Loss) per Share - Diluted is defined as Adjusted Net Income (Loss) for the period divided by the weighted average number of dilutive common shares.

Adjusted Net Income (Loss) is defined as net income (loss) from continuing operations excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, and items that are excluded under our debt covenants, such as, gain (loss) on sale of subsidiary, non-cash equity-based compensation, certain corporate and restructuring costs, non-cash impairment of long-lived assets, certain litigation and related costs, and other non-cash items such as unrealized foreign currency gains (losses) on earnings hedges, and unrealized gains (losses) on interest rate derivative instruments, along with any income tax related to these exclusions.

Adjusted Operating Income (Loss) is defined as Adjusted EBITDA less depreciation and amortization of property and equipment and amortization of customer loyalty payments.

Capital Expenditures is defined as cash paid for property and equipment plus repayments in relation to capital leases and other indebtedness.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year. Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company. Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives. Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, less cash used for additions to property and equipment.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash and cash equivalents.

Reported Segments means travel provider revenue generating units (net of cancellations) sold by the Company’s travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas (“RevPas”) represents Travel Commerce Platform revenue per segment and is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP FINANCIAL MEASURES

(unaudited)

Non-GAAP Financial Measures

We utilize non-GAAP (or adjusted) financial measures, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share – diluted, to provide useful supplemental information to assist investors in understanding and assessing our performance and financial results on the same basis that management uses internally. These adjusted financial measures provide investors greater transparency with respect to key metrics used by management to evaluate our core operations, forecast future results, determine future capital investment allocations and understand business trends within the industry. These metrics are also used by our Board of Directors to determine incentive compensation for future periods. Management believes the adjusted financial measures assist investors in the comparison of financial results between periods as such measures exclude certain items that management believes are not reflective of our core operating performance consistent with how management reviews the business.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share – diluted, Adjusted Operating Income (Loss) and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered as, alternatives to net income (loss) or net income (loss) per share – diluted, as determined under U.S. GAAP. In addition, these measures may not be comparable to similarly named measures used by other companies.

We believe Adjusted Income (Loss) per Share-diluted is a useful measure for our investors as it represents, on a per share basis, our consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, as well as other items which are not allocated to the operating businesses such as interest expense (excluding unrealized gains (losses) on interest rate derivative instruments) and related income taxes but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Income (Loss) per Share-diluted has similar limitations as Adjusted Net Income (Loss), Adjusted Operating Income (Loss) and Adjusted EBITDA and may not be comparable to similarly named measures used by other companies. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we believe it is important to evaluate these measures along with our consolidated condensed statements of operations.

We believe our important measure of liquidity is Free Cash Flow. This measure is useful indicator of our ability to generate cash to meet our liquidity demands. We use Free Cash Flow to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform.  We believe it provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.  Free Cash Flow is non-GAAP measure and may not be comparable to similarly named measures used by other companies.  This measure has limitation in that it does not represent the total increase or decrease in the cash balance for the period, nor do they represent residual cash flow for discretionary expenditures. This measure should not be considered as measure of liquidity or cash flows from operations as determined under U.S. GAAP.

We use Capital Expenditures to determine our total cash spent on acquisition of property and equipment and cash repayment of capital lease obligation and other indebtedness. We believe this measure provides management and investors an understanding of total capital invested in the development of our platform. Capital Expenditures is a non-GAAP measure and may not be comparable to similarly named measures used by other entities. This measure has limitation in that it aggregates cash flows from investing and financing activities as determined under U.S. GAAP.

Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe, certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business. Net Debt is not a measurement of our indebtedness under U.S. GAAP and should not be considered in isolation or as alternative to assess our total debt or any other measures derived in accordance with U.S. GAAP.

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.